Exhibit 10.1

STONE ENERGY CORPORATION

2017 ANNUAL INCENTIVE COMPENSATION PLAN

STONE ENERGY CORPORATION
2017 ANNUAL INCENTIVE COMPENSATION PLAN

PURPOSE

The Board of Directors (the “Board”) of Stone Energy Corporation (the “Company”) has approved this 2017 Annual Incentive Compensation Plan (the “Plan”). The purpose of this Plan is to attract, motivate and retain management and other designated employees by providing a financial incentive to employment with the Company for calendar year 2017. The Plan is intended to reward the participants for exemplary performance in line with increasing shareholder value.

The Plan is an annual plan that coincides with the 2017 calendar year. Awards made under the Plan are in addition to base salary and base salary adjustments to maintain market competitiveness.

The Plan is a nonqualified plan and is, therefore, not subject to various ERISA and Internal Revenue Service reporting required for certain qualified deferred compensation plans. The Plan is a discretionary plan and does not require annual distributions.

The Board reserves the right to amend, modify or revoke the Plan in its sole discretion, without prior notice to participants. No contractual right to any benefit described herein is created or is intended to be created by this document or any related action of the Board and none should be inferred from the descriptions of this Plan.

DEFINITIONS

“Actual Awarded Amount” means the total dollar amount actually awarded to the Participants pursuant to the Plan for the Plan Year; the Actual Awarded Amount cannot exceed the Annual Incentive Pool for the Plan Year.

“Annual Incentive Pool” means the total dollar amount available to be awarded to the Participants in the Plan for the Plan Year as determined in the sole discretion of the Compensation Committee using the criteria set forth in the Plan; however, in no case shall the Annual Incentive Pool exceed twice the aggregate base salaries of the employees of the Company in the Plan Year.

“Award” means the amount received by a Participant pursuant to this Plan due to results achieved under the Plan.

“CEO” means the Chief Executive Officer of the Company.

“CFO” means the Chief Financial Officer of the Company.

“Compensation Committee” means the Compensation Committee of the Board.

“Participant” means any individual employee of the Company chosen by the Compensation Committee to participate in the Plan for the Plan Year.

“Plan Year” means the calendar year commencing on January 1 and ending on December 31 of 2017.

“Salary” means the base salary of a Participant, excluding all other forms of compensation, such as benefits, insurance, retirement plan contributions, overtime, or other additional compensation received in the Plan Year.

ADMINISTRATION

The Compensation Committee will be responsible for Plan administration. These responsibilities include, but are not limited to, the following:

(1)	Designation of employees to be included in the Plan for the Plan Year;

(2)	Reviewing and proposing changes in the composition of an index group if the Compensation Committee determines such group is needed; and

(3)	Determining the Annual Incentive Pool for the Plan Year based on current economic and financial conditions prevailing at the time and pursuant to the Plan.

All determinations under the Plan shall be vested in the sole and exclusive discretion of the Compensation Committee, and the determinations of the Compensation Committee as to such matters shall be final and conclusive on all persons interested in the Plan.

PARTICIPATION

On an annual basis, the Compensation Committee shall determine those employees of the Company who will participate in the Plan for the Plan Year. Participants who terminate due to death or disability may have their Award for the Plan Year determined on a pro-rata basis by the Compensation Committee after considering Management’s recommendations. All other participants who terminate (either voluntarily or involuntarily) during the Plan Year shall not be entitled to an Award for the Plan Year. Participants who terminate (either voluntarily or involuntarily) after the end of the Plan Year but before Award payments are determined or paid may be entitled to an Award if the Compensation Committee, after considering Management’s recommendations, determines that they or any of them are entitled to an Award in its sole and absolute discretion.

INCENTIVE POOL

The Compensation Committee shall determine the Annual Incentive Pool for the Plan Year using those criteria that the Compensation Committee shall, its sole discretion, deem applicable. Subject to the other provisions of the Plan, including the discretion afforded the Compensation Committee in the administrations of the Plan and the Board’s authority to modify or terminate the Plan, the performance measures and applicable threshold, target and stretch goals to be considered for purposes of determining the Annual Incentive Pool for the Plan Year shall be as set forth on Exhibit A attached hereto and made a part hereof by reference.

INDEX GROUP

The Compensation Committee may review and identify companies to include in a group of companies that may be used to analyze and consider performance measures under the Plan to the extent such measures require consideration of variables relative to a peer group, such as, by way of example only, an index group shareholder return percentage. It is the intention of the Board that companies included in this group should be similar to the Company and compete with the Company for capital. Companies may be excluded at the discretion of the Compensation Committee based on unusual/nonrecurring events that occur during the Plan Year that could materially distort a comparison (e.g., takeover, bankruptcy, etc.).

AWARDS

The Annual Incentive Pool shall be the maximum aggregate amount awarded to the employees of the Company in the Plan Year, not to exceed twice the aggregate base salaries of the employees of the Company in a particular Plan Year. The amount actually awarded in the Plan Year (the Actual Awarded Amount) can be less than the Annual Incentive Pool for the Plan Year. No incentive awards will be paid pursuant to this Plan if, in the sole discretion of the Compensation Committee, the financial health of the Company does not warrant such awards regardless whether the formulas used to determine performance are positive. Allocated amounts that are not awarded shall not be awarded at any other time under the Plan.

The Compensation Committee shall set and approve the individual awards under the Plan for the CEO, the CFO and the other executive officers of the Company by separate resolution. The Compensation Committee may rely on the recommendations of the CEO in setting and approving awards under the Plan for all other employees of the Company in the Plan Year. No employee of the Company is automatically entitled to any award under the Plan. The Compensation Committee, the CEO and the CFO may establish objective criteria for setting individual awards or may use their subjective judgment in setting awards in their sole discretion.

TIMING OF AWARD PAYMENTS

Awards will be paid as soon reasonably practicable after December 31, 2017, but not later than March 15, 2018.

DURATION OF ANNUAL INCENTIVE PLAN

The Plan is an integral part of the Company’s 2017 compensation program. However, the Board may choose to revise or eliminate the Plan at any time in its sole discretion.

MISCELLANEOUS PLAN PROVISIONS

A Participant’s right and interest in the Plan may not be assigned or transferred except in the event of the Participant’s death. Unless otherwise noted, the Participant’s beneficiary will be the same as the group life insurance designation.

The Company shall deduct all minimum required withholding for tax purposes from the Awards.

The administrative expense of the Plan will be borne by the Company.

Should a Participant terminate employment (either voluntarily or involuntarily) for causes other than death or disability, any Award for the Plan Year that the Participant may have earned will be forfeited as a result of such termination.

Neither the establishment of the Plan nor the making of awards hereunder shall be deemed to create a trust. No individual shall have any security or other interest in any of the assets of the Company, in shares of stock of the Company or otherwise.

An individual shall be considered to be in the employment of the Company as long as he or she remains an officer and/or an employee of either the Company or any subsidiary. Nothing in the adoption of the Plan nor the making of awards hereunder shall confer on any individual the right to continued employment by the Company or a subsidiary or affect in any way the right of the Company or such subsidiary to terminate his or her employment at any time.

All provisions of the Plan shall be construed in accordance with the laws of Delaware.

EFFECTIVENESS

This Plan is effective , for the Plan Year, and shall continue for the duration of the Plan Year, and through the time of payment of any and all Awards that become payable pursuant to the Plan.

EXHIBIT A
To
2017 ANNUAL INCENTIVE COMPENSATION PLAN

PERFORMANCE MEASURES

[See Attached]

Stone Energy Corporation 2017 Annual Incentive Compensation Targets

	Threshold	Target	Stretch	Weighting

Production	16.7 mboed	18.5 mboed	20.4 mboed	15%

LOE	$77 million	$70 million	$63 million	15%

EBITDA	$152 million	$169 million	$186 million	20%

SG&A (4Q)	$12.6 million	$11.5 million	$10.4 million	15%

Reserves Enhancement	1 Event	2 Events	3 Events	15%

Safety / Environmental	Matrix Blue	Matrix Green	Matrix Brown	20%

			Total	100%

Production and LOE

•	Targets as presented to Board March 2017

EBITDA

•	6/15/17 Plan at strip pricing and Bank definition for EBITDA

SG&A

•	4Q Results – Excludes non-recurring items and stock compensation

Reserve Enhancement – Events

•	Rampart commercial success

•	JV drilling transaction(s)

•	Acquisition transaction(s)

SEC Matrix (See attached)

•	Threshold: Better than lowest historical point

•	Stretch: Perform better than historical bests

Stone Energy Corporation 2017 Annual Incentive Compensation Targets

Safety / Environmental Measure
2017 SGY Performance Grid
(Office & Field)

	0.45
	0.40
	0.35
Safety &	0.30
Environment	0.25
Score	0.20
	0.15
	0.10
	0.05		20 Points		15 - 10 Points		10 - 5 Points		5 - 0 Points
	0.00	0.000	0.200	0.400	0.600	0.800	1.000	1.200	1.400	1.600	1.800

Relative INC to Component Ratio